Exhibit 99.1

FELDMAN FINANCIAL ADVISORS, INC.

8804 MIRADOR PLACE

McLean, VA 22102

(202) 467-6862

December 27, 2017

Confidential

Board of Directors

Banks of the Chesapeake, MHC

2001 East Joppa Road

Baltimore, Maryland 21234

Members of the Board:

This letter sets forth the agreement (-Agreement”) between Banks of the Chesapeake, MHC. (the “Company) the mutual holding company of Chesapeake Bank of Maryland, and Feldman Financial Advisors, Inc. (“FFA.”), whereby the Company has engaged FM to provide an independent appraisal of the estimated aggregate pro forma market value (the “Valuation”) of the shares of common stock that are to be issued and sold by the Company (or, if applicable, its newly formed stock holding company) in connection with the conversion (“Conversion”) of the Company from the mutual form of organization to the stock form.

FFA agrees to deliver the Valuation, in a written report, to the Company at the address above on or before a mutually agreed upon date. Further, FFA agrees to perform such other services as arc necessary or required of the independent appraiser in connection with comments from the Company’s regulatory authorities and subsequent updates of the Valuation as from time to time may be necessary, both after initial approval by the Company’s regulatory authorities and prior to the time the Conversion is completed. If requested. FFA will assist the Company in responding to all regulatory inquiries regarding the Valuation and will also assist the Company at all meetings with the regulatory authorities concerning the Valuation.

The Company agrees to pay FFA a professional consulting fee of $45.000 for FFA’s appraisal services related to preparation of the initial appraisal report and the final appraisal update required after the completion of the subscription and community offering. Any additional appraisal updates will be subject to an additional fee of $7,500 per update. The Company also agrees to reimburse FFA for certain out-of-pocket expenses necessary and incident to the completion of the services described above. These expenses shall not exerts! $3.000 without the prior consent of the Company. Reimbursable expenses for copying, report reproduction, data materials, express mail delivery, and travel shall be paid to FFA as incurred and billed. Payment of the professional consulting fee shall be made according to the following schedule:

•	$ 7,500 upon execution of this Agreement;

•	$37,500 upon delivery of the initial appraisal report to the Company; and

•	$ 7.500 upon completion of each updated appraisal, excluding the final appraisal update.

FELDMAN FINANCIAL ADVISORS, INC.

Board of Directors

Banks of the Chesapeake, MHC

December 27, 2017

If, during the course of the Conversion, unforeseen events occur so as to materially change the nature of the work content of the appraisal services described above such that FFA must supply services beyond that contemplated at the time this contract was executed, the terms of this Agreement shall be subject to renegotiation by the Company and FFA. Such unforeseen events shall include, but not be limited to, material changes in regulations governing the Conversion, material changes in mutual-to-stock appraisal guidelines or processing procedures as administered by the relevant regulatory authorities, major changes in the Company’s management or operating policies, and excessive delays or suspension of processing of the Conversion.

In the event the Company shall for any reason discontinue the Conversion prior to delivery of the completed appraisal report and payment of the progress payment fee totaling $37,500, the Company agrees to compensate FFA according to FFA’s standard billing rates for consulting appraisal services based on accumulated and verifiable time expended, provided that the total of such charges shall not exceed $45,000 plus reimbursable expenses and less credit for payment of the initial fire of $7,500.

In order to induce FFA to render the aforesaid services, the Company agrees to the following:

I.	The Company agrees to supply FFA such information with respect to the Company’s business and financial condition as FFA may reasonably request in order for FFA to perform the appraisal services. Such information shall include, without limitation: annual financial statements, periodic regulatory filings and material agreements, corporate books and records, and such other documents as are material for the performance by FFA of the appraisal services.

2.	The Company hereby represents and warrants to FFA (i) that to its best knowledge any information provided to FFA by or on behalf of the Company. will not, at any relevant time, contain any untrue statement of a material fact or fail to state a material fact necessary to make the information or statements therein not false or misleading, (ii) that the Company will not use the product of FFA’s services in any manner, including in a proxy or offering circular, in. connection with any untrue statement of a material fact or in connection with the failure to state a material fact necessary to make other statements not false or misleading, and (iii) that all documents incorporating or relying upon FFA’s services or the product of FFA’s services will otherwise comply with all applicable federal and state laws and regulations.

FELDMAN FINANCIAL ADVISORS, INC.

Board of Directors

Banks of the Chesapeake, MHC

December 27.2017

3.	Any valuations or opinions issued by FFA may be included in its entirety in any communication by the Company in any regulatory application, proxy statement or offering prospectus: provided that, such valuation or opinion may not be disclosed in the prospectus, nor reproduced and distributed, nor may FFA be referred to in the prospectus without FFA’s prior written consent.

4.	FFA’s Valuation will be based upon the Company’s representation that the information contained in the Conversion application and additional information famished to us by the Company and its independent auditors is truthful, accurate, and complete in all material respects. FFA will not independently verify the financial statements and other information provided by the Company and its independent auditors, nor will FFA independently value the assets or liabilities of the Company. The Valuation will consider the Company only as a going concern and will not be considered as an indication of the liquidation value of the Company.

5.	FFA’s Valuation is not intended, and must not be represented to be, a recommendation of any kind as to the advisability of purchasing shares of common stock in the Conversion. Moreover, because the Valuation is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, FFA will give no assurance that persons who purchase shares of common stock in the Conversion will thereafter be able to sell such shares at prices related to FFA’s Valuation.

6.	The Company agrees to indemnify FFA and its affiliates and all persons employed by or associated with FFA or its affiliates against all claims, liabilities and related expenses, as incurred, arising out of this engagement, unless, upon final adjudication, such claims, liabilities and expenses are found to have resulted primarily from FFA’s gross negligence, bad faith or willful misconduct. No termination, completion or modification hereof shall limit or affect such indemnification obligation. In the event FFA becomes aware of a claim or a possible claim arising out of this Agreement, it shall notify the Company as soon as possible. The Company will attempt to resolve the claim. In the event the Company is not able to resolve the claim, it has the option to retain legal counsel on behalf of FFA to defend the claim.

FELDMAN FINANCIAL ADVISORS, INC.

Board of Directors

Banks of the Chesapeake, MHC

December 27. 2017

7.	The Company and FFA are not affiliated, and neither the Company nor FFA has an economic interest in, or is held in common with, the other and has not derived a significant portion of its gross revenues, receipts or net income for any period from transactions with the other. It is understood that FFA is not a seller of securities within the scope of any federal or state securities law and any report prepared by FFA shall not be used as an offer or solicitation with respect to the purchase or sale of any security, it being understood that the foregoing shall not be construed to prohibit the filing of any such report as part of the Application for Conversion or Securities and Exchange Commission and blue sky filings or customary references thereto in applications, filings, proxy statements and prospectuses.

Please acknowledge your concurrence with the foregoing by signing as indicated below and returning to FFA a signed copy of this Agreement and the $7,500 initial payment.

Yours very truly,

FELDMAN FINANCIAL ADVISORS, INC.

/s/ Peter W. L. Williams
Peter W. L. Williams
Principal

AGREED TO AND ACCEPTED FOR:

BANKS OF THE CHESAPEAKE, MHC

By:	/s/ Joseph M. Solomon
Title:	President
Date:	2/22/18